CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4 (No. 333-262387) (the “Registration Statement”) of RiverSource® RAVA Apex Variable Annuity NY of our report dated April 21, 2022 relating to the financial statements of RiverSource Life Insurance Co. of New York and consent to the incorporation by reference in the Registration Statement of our report dated April 22, 2022 relating to the financial statements of each of the divisions of RiverSource of New York Variable Annuity Account indicated in our report, which appear in such Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” and we consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
April 22, 2022